FS KKR Capital Corp. 8-K

Exhibit 99.1

FSK Announces Earnings Release and Conference Call Schedule for Third Quarter 2019

PHILADELPHIA, PA, October 17, 2019 – FS KKR Capital Corp. (NYSE: FSK) announced today plans to release its third quarter 2019 results after the close of trading on the New York Stock Exchange on Thursday, November 7, 2019.

FSK will host a conference call at 10:00 a.m. (Eastern Time) on Friday, November 8, 2019, to discuss its third quarter 2019 results. All interested parties are welcome to participate and can access the conference call by dialing (833) 818-6808 and using conference ID 9889809 approximately 10 minutes prior to the call. The conference call will also be webcast, which can be accessed from the Investor Relations section of FSK’s website at www.fskkrcapitalcorp.com under Events and Presentations.

An investor presentation of financial information will be available by visiting the Investor Relations section of FSK’s website at www.fskkrcapitalcorp.com under Events and Presentations after the market close on Thursday, November 7, 2019.

A replay of the call will be available beginning shortly after the end of the call for a period of 30 days following the call by visiting the Investor Relations section of FSK’s website at www.fskkrcapitalcorp.com under Events and Presentations or by dialing (855) 859-2056 and using conference ID 9889809.

About FS KKR Capital Corp.

FS KKR Capital Corp. (NYSE: FSK) is a publicly traded business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies. FSK seeks to invest primarily in the senior secured debt and, to a lesser extent, the subordinated debt of private middle market U.S. companies to achieve the best risk-adjusted returns for its investors. FSK is advised by FS/KKR Advisor, LLC. For more information, please visit www.fskkrcapitalcorp.com.

About FS/KKR Advisor, LLC

FS/KKR Advisor, LLC (FS/KKR) is a partnership between FS Investments and KKR Credit that serves as the investment adviser to BDCs with approximately $17 billion in assets under management as of June 30, 2019. The BDCs managed by FS/KKR include FSK, FS Investment Corporation II, FS Investment Corporation III, FS Investment Corporation IV and Corporate Capital Trust II.

FS Investments is a leading asset manager dedicated to helping individuals, financial professionals and institutions design better portfolios. The firm provides access to alternative sources of income and growth, and focuses on setting industry standards for investor protection, education and transparency. FS Investments is headquartered in Philadelphia, PA with offices in New York, NY, Orlando, FL and Washington, DC. Visit www.fsinvestments.com to learn more.

KKR Credit is a subsidiary of KKR & Co. Inc., a leading global investment firm that manages multiple alternative asset classes, including private equity, energy, infrastructure, real estate and credit, with strategic manager partnerships that manage hedge funds. KKR aims to generate attractive investment returns for its fund investors by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with KKR portfolio companies. KKR invests its own capital alongside the capital it manages for fund investors and provides financing solutions and investment opportunities through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR’s website at www.kkr.com and on Twitter @KKR_Co.

Contact Information:

Media (FS Investments)
media@fsinvestments.com

Investor Relations Contact
Robert Paun
robert.paun@fsinvestments.com